Exhibit 99.1

Angelica Announces Fourth Quarter and Fiscal Year 2003 Earnings Within Guidance Despite Asset Impairment Charge

     ST. LOUIS--(BUSINESS WIRE)--March 17, 2004--Angelica Corporation (NYSE:AGL), a leading provider of healthcare linen management and textile rental services, announced fourth quarter and fiscal year 2003 financial results for the periods ended January 31, 2004. Despite an asset impairment pre-tax charge of $1.3 million, or approximately $0.11 per share after-tax, related to underperforming stores that are not expected to be part of the Life Uniform division sale, fiscal year 2003 earnings were $1.03 per diluted share and within the previously provided guidance of $1.00 to $1.10 per share.
     Fourth quarter revenues in fiscal year 2003 were $99.5 million, up 11.8% from $89.0 million in fourth quarter fiscal year 2002. For reference, fourth quarter of fiscal year 2003 was 14 weeks versus fiscal year 2002 with 13 weeks. Angelica Textile Services (ATS) recorded fourth quarter fiscal year 2003 revenues of $78.6 million, up 15.6% from $68.0 million in fourth quarter fiscal year 2002. The extra week, the previously announced Safety Harbor and Tenney acquisitions and organic growth contributed to the ATS revenue increase.
     Life Uniform sales for fourth quarter fiscal year 2003 were $20.9 million, down 0.5% from $21.0 million in fourth quarter fiscal year 2002. Same store sales for fourth quarter fiscal year 2003 were up 1.9% versus fiscal year 2002 fourth quarter. Excluding the impact from the extra week, fourth quarter same-store sales from stores open at least one year were down 6.3% year to year. This same-store sales decline, combined with 21 fewer stores open at the end of fourth quarter fiscal year 2003 versus fourth quarter fiscal year 2002, was mostly offset by the extra week in fiscal year 2003. As previously announced, beginning first quarter of fiscal year 2004 Angelica will treat Life Uniform as a discontinued operation.
     Fourth quarter net income in fiscal year 2003, including the $1.3 million pre-tax asset impairment charge noted above, was $1.7 million, down 10.1% versus $1.9 million of earnings from continuing operations in fourth quarter fiscal year 2002 but up 11.0% when compared to fourth quarter fiscal year 2002 net income of $1.5 million which includes discontinued operations. Earnings per diluted share (EPS) were $0.19 in fourth quarter fiscal year 2003, down 9.5% versus $0.21 from continuing operations in fourth quarter fiscal year 2002.
     On a pre-tax basis, ATS operating income for fourth quarter fiscal year 2003 was $5.6 million, up 57.2% from fourth quarter fiscal year 2002 operating income of $3.6 million. The previously announced timing of workers' compensation expense, higher revenues and lowered health care costs were offset partially by increased energy expenses and start-up costs for new plants in Phoenix, AZ and Columbia, SC. Life Uniform's operating loss for fourth quarter fiscal year 2003 was $1.9 million, including the aforementioned asset impairment charge, versus $0.1 million of operating income in fourth quarter fiscal year 2002. Corporate expenses were $1.9 million, up 33.5% from $1.4 million in fourth quarter fiscal year 2002. Contractual expenses associated with the retirement of the former CEO and severance provisions for positions expected to be eliminated through expense reduction initiatives accounted for the majority of the corporate expense increase.
     Fiscal year 2003 revenues were $374.3 million, up 3.0% from $363.4 million in fiscal year 2002. ATS fiscal year 2003 revenues were $291.5 million, up 7.5% from $271.3 million in fiscal year 2002. Organic growth, the extra week in fiscal year 2003 and the fourth quarter acquisitions accounted for this increase. Life Uniform fiscal year 2003 revenues were $82.8 million, down 10.2% from $92.2 million in fiscal year 2002. A 7.4% same-store sales decline and 21 fewer stores, offset partially by the extra week, accounted for the Life Uniform sales decline.
     Fiscal year 2003 net income was $9.2 million, up 39.5% from fiscal year 2002 income from continuing operations of $6.6 million and compared to a fiscal year 2002 net loss of $65,000 which includes discontinued operations. Fiscal year 2003 includes the previously announced second quarter insurance pre-tax gain of $1.9 million and the fourth quarter Life Uniform asset impairment pre-tax charge of $1.3 million. Fiscal 2002 income from continuing operations includes the previously announced $6.8 million pre-tax prepayment penalty on refinancing the Company's debt.
     ATS fiscal year 2003 operating income was $21.5 million, down 1.8% versus $21.9 million in fiscal year 2002. Higher revenues were offset by increased energy expenses, start-up costs for new plants in Phoenix, AZ and Columbia, SC, and higher workers' compensation expense. Life Uniform's operating income declined from $2.9 million in fiscal year 2002 to a loss of $2.7 million in fiscal year 2003. Corporate expenses in fiscal year 2003 were $7.7 million, up 7.1% from $7.2 million in fiscal year 2002, but the insurance gain and lower interest expense more than offset the increase.
     Angelica continues to have significant borrowing capacity with its revolving line of credit. Year-end debt was $17.3 million, net of cash, and shareholders' equity was $146.7 million. The Company recently increased its borrowing capacity on its revolving line of credit to $100 million.
     Commenting on the results, Steve O'Hara, President and CEO said, "We are pleased with Angelica Textile Services' strong fourth quarter and finish in fiscal year 2003. The Phoenix start up is now complete and our new Columbia, SC facility commenced operations last month, setting the stage for continued growth in the healthcare market in 2004. As we look to grow our healthcare linen management services and improve the efficiency of our operations, we will continue to pursue the sale of Life Uniform. We have received several indications of interest and anticipate finalizing the sale this year."
     Mr. O'Hara continued, "We continue to expect organic revenue growth of about 5% from ATS in fiscal year 2004. We hope to complement this with 5% to 10% of increased revenue from acquisitions. At this time, we are estimating fiscal year 2004 EPS between $1.15 to $1.30 from continuing operations. As we get deeper into the year and our acquisition efforts and energy costs crystallize, we look forward to providing more clarity to this guidance."

     Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. The Company also operates a national chain of retail healthcare uniform and shoe stores with a fully-integrated catalogue and e-commerce operation as a discontinued operation pending sale of this division.

     Forward-Looking Statements

     Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, actual charges to the restructuring reserve significantly different from estimated charges, disruption to the Company's operation by union activities, the ability of the Company to sell the Life Uniform segment under financial terms and conditions currently anticipated, the ability of the Company to accomplish its strategy of re-directing its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates, the ability to identify, negotiate, fund and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.


Results for fourth quarter and fiscal year ended January 31, 2004 compared with same periods ended January 25, 2003
(dollars in thousands, except per share amounts):



                                         Fourth Quarter
                                     ----------------------   Percent
                                     Fiscal 2003 Fiscal 2002 Inc (Dec)
                                     ----------- ----------- ---------
Continuing Operations:
----------------------
Combined sales and revenues:
  Textile Services                   $   78,577  $   67,966      15.6
  Life Uniform                           20,938      21,037      (0.5)
                                      ----------  ----------
  Total                              $   99,515  $   89,003      11.8

Income from operations:
  Textile Services                   $    5,645  $    3,591      57.2
  Life Uniform                           (1,934)         57       n/m
  Corporate expense                      (1,902)     (1,425)     33.5
                                      ----------  ----------
  Total                              $    1,809  $    2,223     (18.6)

Interest expense                     $     (228) $     (252)     (9.5)
Non-operating income, net            $      306  $       40     665.0
Loss on early extinguishment of
 debt(a)                                     --          --

Pretax income                        $    1,887  $    2,011      (6.2)
Income from continuing operations    $    1,699  $    1,890     (10.1)


Earnings per share:
        - Basic                      $      .19  $      .22     (13.6)
        - Diluted                    $      .19  $      .21      (9.5)

Discontinued Operations:
------------------------
Loss from discontinued
  operations, net of tax                     --  $     (360)

Combined Continuing and
Discontinued Operations
-----------------------
Net income (loss)                    $    1,699  $    1,530      11.0
Earnings (loss) per share:
        - Basic                      $      .19  $      .18       5.6
        - Diluted                    $      .19  $      .17      11.8



                                                              Percent
                                     Fiscal 2003 Fiscal 2002 Inc (Dec)
                                     ----------- ----------- ---------
Continuing Operations:
----------------------
Combined sales and revenues:
  Textile Services                   $  291,499  $  271,250       7.5
  Life Uniform                           82,777      92,169     (10.2)
                                      ----------  ----------
  Total                              $  374,276  $  363,419       3.0

Income from operations:
  Textile Services                   $   21,487  $   21,891      (1.8)
  Life Uniform                           (2,659)      2,948       n/m
  Corporate expense                      (7,727)     (7,212)      7.1
                                      ----------  ----------
  Total                              $   11,101  $   17,627     (37.0)

Interest expense                     $     (738) $   (2,843)    (74.0)
Non-operating income, net            $    2,244  $      502     347.0
Loss on early extinguishment of
 debt(a)                                     --  $   (6,783)

Pretax income                        $   12,607  $    8,503      48.3
Income from continuing operations    $    9,203  $    6,597      39.5


Earnings per share:
        - Basic                      $     1.04  $      .76      36.8
        - Diluted                    $     1.03  $      .75      37.3

Discontinued Operations:
------------------------
Loss from discontinued
  operations, net of tax                     --  $   (6,662)

Combined Continuing and
Discontinued Operations
-----------------------
Net income (loss)                    $    9,203  $      (65)      n/m
Earnings (loss) per share:
        - Basic                      $     1.04  $     (.01)      n/m
        - Diluted                    $     1.03  $     (.01)      n/m


(a) During the second quarter of fiscal 2002, a prepayment penalty was paid to lenders in connection with the complete refinancing of the Company's debt following the sale of the Manufacturing and Marketing segment. In accordance with FASB Statement No. 4, that prepayment penalty was treated as an extraordinary item. Under FASB Statement No.145, adopted by the Company effective at the beginning of fiscal 2003, the prepayment penalty is no longer treated as an extraordinary item, and accordingly, these results are restated to reflect this change in accounting treatment.



Condensed balance sheets as of January 31, 2004 and January 25, 2003 (dollars in thousands):


                                              January 31,  January 25,
                                                 2004         2003
                                               ----------   ----------

Current assets:
   Cash and investments                       $    2,712   $   18,166
   Receivables, net                               37,664       35,316
   Inventories                                    11,700       13,395
   Linens in service                              35,255       32,520
   Other                                          10,988       11,333
   Net current assets of discontinued segment         --        2,162
                                               ----------   ----------
      Total current assets                        98,319      112,892
Property and equipment, net                       91,489       78,553
Other long-term assets                            45,973       36,839
                                               ----------   ----------

Total assets                                  $  235,781   $  228,284
                                               ==========   ==========

Current liabilities:
   Current maturities of long-term debt       $      192   $      237
   Accounts payable                               22,761       19,905
   Other                                          28,076       31,453
                                               ----------   ----------
     Total current liabilities                    51,029       51,595
Long-term debt                                    19,773       20,574
Other long-term liabilities                       18,319       16,455
Shareholders' equity                             146,660      139,660
                                               ----------   ----------

Total liabilities and shareholders' equity    $  235,781   $  228,284
                                               ==========   ==========

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    CONTACT: Angelica Corporation, St. Louis
             Steve O'Hara or Jim Shaffer, 314-854-3800 www.angelica.com or
             Integrated Corporate Relations, Inc.
             John Mills, 310-395-2215